Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Achieve Life Sciences, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: November 21, 2022

Dialectic Capital Management LP

Dialectic Partners, LLC

Dialectic Life Sciences SPV LLC

Dialectic LS Manager LLC

John Fichthorn

By:	/s/ John Fichthorn
Name: John Fichthorn
Title: Authorized Signatory

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